Exhibit 99.2

CONSENT OF MORGAN STANLEY & CO. LLC

We hereby consent to (i) the use in Amendment No. 4 to the Registration Statement of Gaming and Leisure Properties, Inc. (“GLPI”) on Form S-4 and in the Joint Proxy Statement/Prospectus of GLPI and Pinnacle Entertainment, Inc. (“Pinnacle”), which is part of the Registration Statement, of our opinion letter, dated July 20, 2015, to the Board of Directors of GLPI appearing as Annex B to the Joint Proxy Statement/Prospectus, as filed by GLPI on February 16, 2016, relating to the proposed business combination transaction between GLPI and Pinnacle and (ii) the description of such opinion and to the references in the Joint Proxy Statement/Prospectus to our name contained therein under the headings “SUMMARY—Opinion of GLPI’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER—Certain GLPI Unaudited Prospective Financial Information”, and “THE MERGER—Opinion of GLPI’s Financial Advisor”. For the avoidance of doubt, the foregoing consent is limited to the date hereof and does not apply with respect to any proxy statement dated subsequent to the date hereof.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Daniel Fetters
Name: Daniel Fetters
Title: Managing Director

New York, New York

February 16, 2016